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                                                                    EXHIBIT 10.4

                            INVESTOR RIGHTS AGREEMENT

         This Investor Rights Agreement ("Agreement") is made as of February 6, 2004 by and among Halsey Drug Co., Inc., a New York corporation ("Company"), Essex Woodlands Health Ventures V, L.P., a Delaware limited partnership ("Essex"), Care Capital Investments, L.P., a Delaware limited partnership ("Care Capital"), Galen Partners III, L.P., a Delaware limited partnership ("Galen" and, together with Essex and Care Capital, "Purchasers"), Oracle Strategic Partners L.P., a Delaware limited partnership ("Oracle"), and each of the holders of the Company's securities listed on the signature page attached to this Agreement.

                             PRELIMINARY STATEMENTS

         A. The Company has concurrently herewith entered into that certain Debenture and Share Purchase Agreement (the "2004 Purchase Agreement;" capitalized terms used in this Agreement and not otherwise defined in this Agreement will have the meanings ascribed such term in the 2004 Purchase Agreement) with the Purchasers and pursuant to which the Company issued certain Convertible Senior Secured Debentures.

         B. The Company and the holders of the Preferred Stock (and the Common Stock issuable upon conversion of such Preferred Stock) (the "Investors") desire to enter into this Agreement to provide for certain agreements and options with respect to the Preferred Stock (and the Common Stock issuable upon conversion of such Preferred Stock) all upon the terms, conditions and provisions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

               BOARD OF DIRECTORS; INVESTOR APPROVAL FOR MATERIAL
                                  TRANSACTIONS

1.1.     BOARD MEMBERS AND MEETINGS

         The Company hereby covenants and agrees, that so long as the Purchasers own any Series A Preferred, as follows:

         (a) The Board of Directors shall be comprised of directors in full compliance with the Voting Agreement, so long as such agreement remains in effect. The Company agrees to hold meetings of its Board of Directors at least four times a year, at no more than three month intervals. Directors shall be reimbursed for their reasonable travel and related expenses in attending meetings of the Board of Directors.

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         (b)      Each of Care Capital and Essex shall have the right to have a representative join the Company's Scientific Advisory Board, subject to the approval of the Board of Directors.

         (c) The Company shall maintain D&O Insurance mutually acceptable to the Purchasers and the Company covering those persons who are directors and officers of the Company, which D&O Insurance shall provide at least a minimum of $5,000,000 of coverage per director, with financially sound and reputable insurers insuring the Company's directors and officers from the liability and expense customarily insured under such "director and officer" insurance policies.

1.2.     CONSENT OF HOLDERS OF SERIES A PREFERRED

         The Company hereby covenants and agrees, that so long as any of the Series A Preferred remains outstanding, it will not, directly or indirectly, without the prior written consent of the holders of 60% of the issued and outstanding Series A Preferred, take, or permit to be taken, any of the following actions or complete, or permit to be taken, any of the following transactions:

         (a) make any amendment to the Company's certificate of incorporate (other than the Charter Amendment) or by-laws;

         (b) make any alteration of the preferences, voting power, special rights or privileges of the Series A Preferred or the holders thereof;

         (c) authorize, create or issue, or incur any obligation to issue, any securities of the Company having any preference or priority as to dividends or assets, whether in liquidation or otherwise, superior to, or pari passu with, any such preference or priority of the Series A Preferred;

         (d) take any action that reclassifies any outstanding shares of any class of stock of the Company into shares having any preference or priority as to dividends or assets, whether in liquidation or otherwise, superior to, or pari passu with, any such preference or priority of the Series A Preferred;

         (e) declare or pay any dividends or distributions on any securities of the Company ranking junior in priority to the Series A Preferred, other than dividends or distributions payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock;

         (f) consummate any redemption or other acquisition of any securities; provided, however, that this restriction will not apply to the repurchase of shares of Common Stock (or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, shares of Common Stock) held by employees, officers, directors, consultants or other persons performing services for the Company or any of its Subsidiaries as approved by the Board;

         (g) approve or consummate a merger, reorganization, consolidation or other business combination involving the Company, or a sale, transfer, lease, license or other disposition of all

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or substantially all of the assets of the Company;

         (h) approve or consummate the liquidation, dissolution, commencement of any bankruptcy or other proceeding of the type referred to in
Section 12.1(i) of the 2004 Purchase Agreement, recapitalization or reorganization of the Company (in each case whether or not they constitute transactions of the type referred to in Section 1.2(i) below);

         (i) without limiting the generality of Section 1.2(g) above, consummate a strategic alliance, licensing arrangement or other corporate partnering arrangement involving the issuance by the Company of in excess of $10,000,000 in equity securities of the Company;

         (j) enter into any transaction, contract or commitment or take any action other than at Arm's Length;

         (k) enter into or engage, directly or indirectly, in any business other than the business currently conducted or proposed to be conducted as disclosed to the Purchasers prior to the date hereof by the Company or any Subsidiary;

         (l) except as otherwise provided in the Transaction Document, create, incur, assume or permit to exist any mortgage, pledge, lien, security interest or encumbrance on any part of its properties or assets, or on any interest it may have therein, now owned or hereafter acquired, nor acquire or agree to acquire property or assets under any conditional sale agreement or title retention contract, except that the foregoing restrictions of this Section 1.2(l) shall not apply to:

                  (i) liens for taxes, assessments and other governmental charges, if payment thereof shall not at the time be required to be made, and provided such reserve as shall be required by GAAP consistently applied shall have been made therefore;

                  (ii) liens of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehouseman and landlords or other like liens, incurred in the ordinary course of business for sums not then due or that are being contested in good faith and provided that an adverse decision in such contest would not materially affect the business of the Company;

                  (iii) liens securing Indebtedness of the Company or any Subsidiary which are permitted under Sections 1.2(m)(ii), 1.2(m)(vi) or 1.2(m)(vii);

                  (iv) statutory liens of landlords, statutory liens of banks and rights of set-off, and other liens imposed by law, in each case incurred in the ordinary course of business (A) for amounts not yet overdue or (B) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made for any such contested amounts;

                  (v) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and

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         appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, except where such interference could not reasonably be expected to have a Material Adverse Effect;

                  (vii) any (A) interest or title of a lessor or sublessor under any lease, (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (C) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (B), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                  (viii) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (ix) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                  (x) liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries;

                  (xi)     the Permitted Liens; and

                  (xii) the replacement, extension or renewal of any lien permitted by this Section 1.2(l) upon or in the same property theretofore subject or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

         (m) Create, incur, assume, suffer, permit to exist, or guarantee, directly or indirectly, any Indebtedness, excluding:

                  (i) the endorsement of instruments for the purpose of deposit or collection in the ordinary course of business;

                  (ii) Indebtedness which may, from time to time be incurred or guaranteed by the Company which in the aggregate principal amount does not exceed $500,000 and is subordinate to the Watson Term Loan;

                  (iii) Indebtedness existing on the date of the 2004 Purchase Agreement and described in Section 10.4 of such agreement's Schedule of Exceptions;

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                  (iv)     Indebtedness relating to contingent obligations of
         the Company and its Subsidiaries under guaranties in the ordinary course of business of the obligations of suppliers, customers, and licensees of the Company and its Subsidiaries;

                  (v) Indebtedness relating to loans from the Company to its Subsidiaries or Indebtedness owed to any of the Guarantors;

                  (vi) Indebtedness relating to capital leases in an amount not to exceed $500,000;

                  (vii) Indebtedness relating to a working capital line of credit in an amount not to exceed $5,000,000;

                  (viii) accounts or notes payable arising out of the purchase of merchandise or services in the ordinary course of business; or

                  (ix)     the Watson Term Loan.

         (n) issue, or incur any obligation to issue, (i) any Series A Preferred other than upon conversion of Convertible Senior Secured Debentures issued pursuant to the 2004 Purchase Agreement, or (ii) any Series B Preferred or Series C Preferred other than pursuant to the Conversion Agreement.

1.3.     CONSENT OF HOLDERS OF SERIES B PREFERRED

         The Corporation covenants and agrees that, so long as any of the Series B Preferred remains outstanding, it will obtain the consent of the holders of at least a majority of the issued and outstanding Series B Preferred prior to making any material adverse change to the rights, preferences or privileges of the Series B Preferred.

1.4.     CONSENT OF HOLDERS OF SERIES C PREFERRED

         The Corporation covenants and agrees that, so long as any of the Series C Preferred remains outstanding, it will obtain the consent of the holders of at least a majority of the issued and outstanding Series C Preferred prior to making any material adverse change to the rights, preferences or privileges of the Series C Preferred.

                                   ARTICLE II

                              AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees, so long as any Preferred Stock remains outstanding, as follows:

2.1.     MAINTENANCE OF CORPORATE EXISTENCE; TAXES

         (a) The Company shall maintain in full force and effect its corporate existence, rights and franchises and all terms of licenses and other rights to use licenses, trademarks, trade names,

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service marks, copyrights, patents, processes or any other Intellectual Property
Rights owned or possessed by it and necessary to the conduct of its business, except where failure to maintain such rights, franchises and terms of licenses and other rights to use such Intellectual Property Rights could not reasonably be expected to have a Material Adverse Effect.

         (b) The Company shall (i) promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of the Company, (ii) withhold and promptly pay to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees, and (iii) promptly pay all Indebtedness incident to the operations of the Company.

2.2.     COMPLIANCE WITH AGREEMENTS; COMPLIANCE WITH LAWS

         The Company shall comply with the terms and conditions of all material agreements, commitments or instruments to which the Company or any of its Subsidiaries is a party or by which it or they may be bound. The Company shall, and shall cause each of its Subsidiaries to, duly comply with any Legal Requirements relating to the conduct of their respective businesses, properties or assets, including, but not limited to, the requirements of the FDA Act, the Prescription Drug Marketing Act, the CSA, ERISA, the Environmental Protection Act, the Occupational Safety and Health Act, the Foreign Corrupt Practices Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of each of the agencies administering such acts, in each case except for any such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

2.3.     PROTECTION OF LICENSES

         The Company shall, and shall cause its Subsidiaries to, maintain, defend and protect to the best of their ability licenses and sublicenses (and to the extent the Company or a Subsidiary is a licensee or sublicensee under any license or sublicense, as permitted by the license or sublicense agreement), trademarks, trade names, service marks, patents and applications therefore and other proprietary information or Intellectual Property Rights owned or used by it or them and shall keep duplicate copies of any licenses, trademarks, service marks or patents owned or used by it, if any, at a secure place selected by the Company.

2.4.     ACCOUNTS AND RECORDS; INSPECTIONS

         (a) The Company shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis.

         (b) Subject to the holder's execution of a confidentiality agreement in form and substance reasonably acceptable to the Company, the Company shall permit each holder of Preferred Stock or any of such Person's officers, employees or representatives during regular business hours of the Company, upon reasonable notice and as often as such Person may reasonably request, to visit and inspect the offices and properties of the Company and its Subsidiaries and to make extracts or copies of the books, accounts and records of the Company

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or its Subsidiaries, and to discuss the affairs, finances and accounts of the
Company and its Subsidiaries, with the Company's (or Subsidiary's) directors and officers, its independent public accountants, consultants and attorneys.

         (c) Nothing contained in this Section 2.4 shall be construed to limit any rights that a holder of Preferred Stock may have with respect to the books and records of the Company and its Subsidiaries, to inspect its properties or to discuss its affairs, finances and accounts.

2.5.     MAINTENANCE OF OFFICE

         The Company will maintain its principal office at the address of the Company set forth in Section 4.7 of this Agreement where notices in respect of this Agreement may be made upon the Company, until such time as the Company shall notify the holders of Preferred Stock in writing, at least 30 days prior thereto, of any change of location of such office.

2.6.     INDEPENDENT COMMITTEE

         The review and approval of the Independent Committee shall be required as a condition to the completion of (a) any transaction between or among the Company and the Purchasers, and (ii) any Liquidation Event.

                                  ARTICLE III

                              TRANSFER RESTRICTIONS

3.1.     DEFINITIONS

         As used in this Article III, the following terms shall have the following respective meanings:

         "Accredited Investor" has the meaning specified in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act.

         "Fully-Diluted Stockholders" means the holders of all Shares.

         "Investor's Portion" means for purposes of Section 3.5 below, an amount determined by multiplying (a) the number of shares of Offered Shares (as herein defined) subject to the Co-Sale Right (as herein defined) by (b) the ratio determined by dividing (i) the number of Restricted Shares (as herein defined) held by a Restricted Investor by (ii) the aggregate number of Restricted Shares held by all Restricted Investors.

         "New Securities" means all shares of capital stock of the Company other than (a) any convertible securities that may be converted into shares of Common Stock, as set forth on Schedule 3.1 to this Agreement; (b) the shares of Common Stock issuable upon conversion of the convertible securities set forth on
Schedule 3.1 to this Agreement; (c) Common Stock or options to purchase Common Stock issued to any officers, employees or directors of, or consultants to, the Company pursuant to any agreement, plan or arrangement approved by the Board of

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Directors; (d) the shares of Common Stock issuable upon conversion of those shares of Preferred Stock that were issued on or before the date hereof; (e) the shares of any class of capital stock issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock; (f) any shares of Common Stock issued as consideration in any acquisition, approved by the Board of Directors, of all or substantially all of the capital stock or assets of any other entity; and (g) any shares of Common Stock issued as consideration for or in connection with a borrowing, approved by the Board of Directors, from an unaffiliated financial institution upon customary terms or other strategic transactions approved by the Board of Directors.

         "New Securities Portion" means such number of shares of New Securities, which, when added to the number of Shares held by the Investors, shall be sufficient to maintain the aggregate ownership percentage of the Company by the Investors (on a fully-diluted basis) immediately following the issuance of New Securities as it was immediately before that issuance.

         "Offered Shares" means the number of Shares set forth in a Seller Notice (as defined in Section 3.3) which a Restricted Investor proposes to Transfer.

         "Pro Rata Amount" means, as of any date with respect to a specified Investor, the percentage equal to (a) the number of Shares held by such Investor as of that date, divided by (b) the aggregate number of Shares held by all Investors as of that date, each determined on an as converted and as if exercised basis.

         "Public Shares" means any Shares that have at some point been sold pursuant to an effective registration statement under the Securities Act, sold through a broker pursuant to Rule 144 under the Securities Act or otherwise acquired in the publicly traded markets.

         "Restricted Investor" means each of Essex, Care Capital, Galen, Oracle (and their respective Permitted Transferees), and each holder of Series A Preferred.

         "Restricted Shares" means (a) with respect to each of Essex, Care Capital, Galen and Oracle (and their respective Permitted Transferees), all Shares held by such Restricted Investor other than Public Shares, and (b) with respect to each other Restricted Investor, all Series A Preferred held by such Restricted Investor.

         "Shares" means and includes all shares of Common Stock and Preferred Stock of the Company issued and outstanding at the relevant time plus (a) all shares of Common Stock and Preferred Stock that may be issued upon exercise of any options, warrants and other rights of any kind that are then exercisable, and (b) all shares of Common Stock and Preferred Stock that may be issued upon conversion of (i) any convertible securities, including, without limitation, any debt securities then outstanding, which are by their terms then convertible into or exchangeable for Common Stock or Preferred Stock of the Company or (ii) any such convertible securities issuable upon exercise of options, warrants or other rights that are then exercisable.

         "Transfer" means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors,

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trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, including, without limitation, the following (provided that the following are "Permitted Transfers"):

                  (a) any Transfer of Shares by an Investor who is an individual to such Investor's spouse, lineal descendant or antecedent, father, mother, brother or sister of such Investor, the adopted child or adopted grandchild of such Investor, or the spouse of any child, adopted child, grandchild or adopted grandchild of such Investor, or to a trust or trusts or other entity (including family limited partnerships or family limited liability companies) for the exclusive benefit of or exclusively controlled by such Investor or such Investor's family members as described in this clause (a), or transfers of Shares by the Investor by devise or descent so long as such Transfer complies with Section 3.2 hereof;

                  (b) any Transfer of Shares by an Investor made pursuant to (i) a merger or consolidation of the Company with or into another corporation or corporations, or (ii) the winding up and dissolution of the Company; and

                  (c) any Transfer of Shares by an Investor which is an entity to its Affiliates, partners, limited partners, members or stockholders or any transfers to a family member or trust as described in clause (a) above of such partner, limited partner, member or stockholder so long as such Transfer complies with Section 3.2 hereof;

Transfers described in clauses (a), (b) or (c) of this definition of "Transfer" and complying with the requirements of Section 3.2 are referred to herein as "Permitted Transfers," and the transferees of Shares by virtue of such Permitted Transfers are referred to herein as "Permitted Transferees."

3.2.     RESTRICTIONS ON TRANSFER OF PREFERRED STOCK

         This Section 3.2 and Section 3.6 shall apply to all Transfers of Shares by an Investor and the remainder of Article III of this Agreement shall apply solely to Restricted Investors. Notwithstanding any implication to the contrary set forth in this Agreement, no Transfer shall have any force or effect unless:
(a) such a Transfer is made in accordance with each of the provisions of this Agreement, (b) such a Transfer would not result in the violation of applicable federal or state securities laws, (c) the transferee in any such Transfer is an Accredited Investor, and (d) the intended transferee of such Transfer executes a joinder to this Agreement pursuant to which such intended transferee agrees to be bound by the provisions of this Agreement. Any attempt by an Investor to transfer any Shares in violation of any provision of this Agreement will be void and have no force or effect. The Company will not be required (i) to transfer on its books any Shares that have been sold, gifted or otherwise Transferred in violation of this Agreement or (ii) to treat as the owner of such Shares, or to accord the right to vote or pay dividends to, any purchaser, donee or other transferee to whom such Shares may have been so Transferred in violation of this Agreement.

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3.3.     NOTICE OF PROPOSED TRANSFER

         Before any Restricted Investor may effect any Transfer of any Offered Shares (other than a Permitted Transfer), such Restricted Investor (the "Proposed Transferor") must give written notice concurrently to the Company and the other Restricted Investors ("Seller Notice") stating (a) the Proposed Transferor's bona fide intention to transfer such Offered Shares, (b) the number of the Offered Shares to be Transferred, (c) the name, address and relationship to the Proposed Transferor, if any, of each proposed purchaser or other transferee (the "Proposed Transferee"), (d) the bona fide cash price per Offered Share (the "Offered Price"); and (e) the anticipated date of the proposed Transfer, which shall be a date not earlier than 30 days after the date the Seller Notice is delivered. Upon the request of the Company or a Restricted Investor, the Proposed Transferor will promptly furnish such information to the Company and to the Restricted Investor as may be reasonably requested to establish that the offer and proposed Transfer are bona fide.

3.4.     RIGHT OF FIRST REFUSAL

         With respect to any Transfer by any Proposed Transferor (other than a Permitted Transfer), the Company and each Restricted Investor shall have the right of first refusal ("Right of First Refusal") to purchase the Offered Shares, exercisable as set forth below:

         (a) The Company shall have the right to purchase all, but not less than all, of the Offered Shares. If the Company desires to purchase all of the Offered Shares, the Company must, within the 10 day period (the "Company Refusal Period") commencing on the date of receipt of the Seller Notice, give written notice to the Proposed Transferor of the Company's election to purchase the Offered Shares. In the event that the Company elects not to purchase all of the Offered Shares, the Offered Shares may be purchased by the Restricted Investors as set forth in Section 3.4(b). On or before the expiration of the Company Refusal Period, the Company will give written notice (the "Company Waiver Notice") to the Restricted Investors specifying either (i) that all of the Offered Shares were subscribed by the Company's exercising its Right of First Refusal or (ii) that the Company waived its right to purchase the Offered Shares. Notwithstanding any failure by the Company to deliver a Company Waiver Notice, a failure by the Company to exercise its Right of First Refusal within the Company Refusal Period shall be deemed a waiver of such right.

         (b) In the event the Company does not purchase all of the Offered Shares, each Restricted Investor shall have the opportunity to purchase up to such Restricted Investor's pro rata share of the Offered Shares. For purposes of this Section 3.4(b), a Restricted Investor's pro rata share shall be determined by dividing the number of Restricted Shares held by a Restricted Investor by the total number of Restricted Shares held by all Restricted Investors purchasing Offered Shares pursuant to this Section 3.4(b). If any Restricted Investor, or its assignees who are Affiliates of such Restricted Investor, desires to purchase the Offered Shares, such Restricted Investor must, within a 5 day period (the "Investor Refusal Period") commencing on the later date of (i) the Company Waiver Notice or (ii) the 10th day after the Seller Notice, give written notice ("Investor Notice") to the Proposed Transferor and to the Company of such Restricted Investor's election to purchase such Restricted Investor's pro rata share of the remaining Offered Shares, or such lesser number as may be stated in such Restricted Investor's Investor Notice.

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The participating Restricted Investors also may allocate the right to purchase the Offered Shares between or among them in any proportion they choose as reflected in a notice to the Proposed Transferor within the Investor Refusal Period. In the event that any Restricted Investor elects not to purchase any of the Offered Shares, such Restricted Investor shall, prior to the expiration of the Investor Refusal Period, give written notice ("Investor Waiver Notice") to the Proposed Transferor that the Restricted Investor is waiving such Restricted Investor's right to purchase all such Offered Shares under this Section 3.4(b). Notwithstanding any failure by a Restricted Investor to deliver an Investor Waiver Notice, a failure by a Restricted Investor to exercise such Restricted Investor's Right of First Refusal within the Investor Refusal Period shall be deemed a waiver of such right. If any Restricted Investor does not exercise its right of first refusal in full with respect to the Offered Shares within the Investor Refusal Period, then each Restricted Investor who requested to purchase in excess of its pro rata share of such Offered Shares shall be allowed to purchase such excess. If the total number of shares to be purchased pursuant to the foregoing sentence exceeds the number of remaining Offered Shares available for purchase, then such remaining shares shall be allocated among such Requesting Investors in proportion to the number of Restricted Shares owned by each of them, or in any other manner to which they agree.

         (c) The purchase price for the Offered Shares to be purchased by the Company or the Restricted Investors exercising their Right of First Refusal under this Agreement will be the Offered Price, and will be payable within 10 days after the date the Right of First Refusal is first exercised for all of the Offered Shares. Payment of the purchase price will be made by the exercising Company or Restricted Investors (as the case may be) by check or wire transfer of immediately available funds.

         (d) If the Company or Restricted Investors exercise their Rights of First Refusal to purchase all of the Offered Shares, then, upon consummation of such purchase, the Proposed Transferor will have no further rights as a holder of the Offered Shares except the right to receive payment for the Offered Shares in accordance with the terms of this Agreement, and the Proposed Transferor will promptly cause all certificate(s) evidencing such Offered Shares, together with such other instruments and documents of transfer as the Persons acquiring the Offered Shares shall reasonably request, to be surrendered to the Company for Transfer to the Persons acquiring the Offered Shares (free and clear of any and all liens, claims and encumbrances whatsoever except those imposed by this Agreement and securities laws generally).

         (e) If the Company or the Restricted Investors have not elected to purchase all of the Offered Shares, then, subject to the Co-Sale Rights set forth in Section 3.5, the Proposed Transferor may Transfer the remaining Offered Shares to the Proposed Transferee, at the Offered Price or at a higher price, provided that such Transfer (i) is consummated within 90 days after the date of the Seller Notice and (ii) is in accordance with all the terms of this Agreement. Any proposed Transfer at a price or on terms and conditions more favorable than those described in the Seller Notice, as well as any subsequent proposed Transfer of any of the Offered Shares by the Proposed Transferor, shall again be subject to this Section 3.4 and shall require full compliance by the Proposed Transferor with the procedures in this Section 3.4.

3.5.     CO-SALE RIGHTS

         Notwithstanding Section 3.4(e), no Proposed Transferor (each, a "Co-Sale Seller") shall Transfer any of the Offered Shares pursuant to Section 3.4(e) to a Proposed Transferee until such Co-Sale Seller has given written notice to each of the Restricted Investors of the right (the "Co-Sale Right"), exercisable either within 5 days after the date of such Person's Investor Waiver Notice or within 15 business days following receipt of the Seller Notice, whichever is later, to sell to a Proposed Transferee all or part of such Investor's Portion of the Offered Shares, on the same terms and conditions as set forth in the Seller Notice (including the same price per Share), on an as-converted-to-Common-Stock basis. A Restricted Investor may exercise the Right of Co-Sale by delivering to the Co-Sale Seller at the closing of the Transfer of Offered Shares to the Proposed Transferee one or more certificates, properly endorsed for Transfer, representing such stock to be Transferred by the Restricted Investor. At the closing of the Transfer of Offered Shares to the Proposed Transferee, such certificates or other instruments will be Transferred and delivered to the Proposed Transferee as set forth in the Seller Notice in consummation of the Transfer of the Offered Shares pursuant to the terms and conditions specified in such notice, and the Co-Sale Seller will remit, or will cause the Proposed Transferee to remit, to the participating Restricted Investor at closing that portion of the proceeds of the Transfer to which the Restricted Investor is entitled by reason of the Restricted Investor's participation in such Transfer pursuant to the Co-Sale Right. If the Offered Shares consists of more than one series or class or type of stock and the Proposed Transferee is not willing to purchase shares of a class of preferred stock held by the Restricted Investors, then the Restricted Investors exercising a Right of Co-Sale will have the opportunity to convert such shares of Preferred Stock into Common Stock, and the Company will cooperate to effect such conversion.

3.6.     PREEMPTIVE RIGHT

         For so long as any Preferred Stock remains outstanding, each Investor holding Preferred Stock shall have the right (the "Participation Right") to purchase such Investor's Pro Rata Amount of any New Securities Portion that the Company may from time to time propose to sell and issue after the date hereof, at the price and upon the general terms specified in the New Issue Notice (as defined below) regarding such New Securities and otherwise on the following terms:

         (a) Whenever the Company proposes to issue and sell any New Securities, the Company shall give each Investor written notice (a "New Issue Notice") describing the type and amount of New Securities proposed to be issued and the price and general terms upon which the Company proposes to issue such New Securities, specifying a proposed closing date and specifying in each case the New Securities Portion and recipient's Pro Rata Amount as of the date of the New Issue Notice.

         (b) Each Investor may exercise its Participation Right with respect to any proposed New Securities by notice to the Company, given within 15 days after the Investors shall have received the New Issue Notice describing the New Securities.

         (c) If any Investor does not exercise its Participation Right with respect to any proposed New Securities within the 15 day period, then within 1 business day after the expiration of such 15 day period, the Company shall notify each Investor who proposed to purchase not less than such Investor's Pro Rata Amount of such New Securities of the number of shares of New Securities which remain available for purchase. Upon receipt of the notice specified in the preceding sentence, each such Investor shall have the additional Participation Right to purchase such Investor's Pro Rata Amount of the remaining New Securities Portion (considering the Shares held by all Investors who purchased less than their Pro Rata Amount of the New Securities not to be issued and outstanding for purposes of computing the Pro Rata Amount), exercisable by written notice delivered to the Company within 2 business days after receipt of the notice of the availability of the balance of the New Securities. Such Investors also may allocate the right to purchase the New Securities between or among them in any proportion they choose as reflected in a written notice to the Company within such 15 day or 2 business day period, as the case may be.

         (d) The Company may sell the New Securities not committed for by Investors at a price and upon general terms no more favorable to the purchasers than those specified in the New Issue Notice with regard to such New Securities, at any time during (and only during) the 90 days following the expiration of the last notice period specified in Section 3.6(c).

         (e)      The sale of any New Securities to Investors pursuant to this
Section 3.6 shall be closed on the same terms, at the same place as, and simultaneously with, the sale of any such New Securities to any other purchasers (provided that the closing shall not take place earlier than the proposed closing date specified in the applicable New Issue Notice without the consent of all participating Investors).

3.7.     RESTRICTIVE LEGEND; STOP TRANSFER INSTRUCTIONS

         (a) The Investors understand and agree that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Shares by the Investors (and each Investor agrees to provide each of its certificates for Shares to the Company so that such legend may be affixed):

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, CERTAIN RIGHTS OF FIRST REFUSAL AND RESTRICTIONS ON VOTING RIGHTS, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE EXCEPT AS PERMITTED BY THE INVESTOR RIGHTS AGREEMENT.

         (b) Stop-Transfer Instructions. The Investors agree, to ensure compliance with the restrictions referred to in this Agreement, that the Company may issue appropriate "stop transfer" certificates or instructions and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its records.

3.8.     RIGHTS TO COMPEL SALE

         (a) If Restricted Investors holding in excess of sixty-six and two-thirds percent (66 2/3%) of all Restricted Shares then held by all Restricted Investors (collectively the "Controlling Stockholders") wish to sell to any Independent Third Party (the "Compelled Sale Purchaser") all Restricted Shares held by the Controlling Stockholders in the aggregate (the "Compelled Sale Transfer Offer"), then each and every one of the Restricted Investors other than the Controlling Stockholders (the "Remaining Stockholders") agrees to sell all Restricted Shares then held by such Remaining Stockholders to such Compelled Sale Purchaser at the same time for the same price and on the same terms and conditions as the Controlling Stockholders.

         (b) The Controlling Stockholders shall exercise their rights hereunder by written notice (the "Compelled Transfer Notice") to the Company, and the Company shall deliver the Compelled Transfer Notice to the Remaining Stockholders at least thirty (30) days prior to the expected closing date (the "Expected Closing Date") of the transactions contemplated by the Compelled Sale Transfer Offer. The Compelled Transfer Notice shall include the consideration per share of Restricted Shares to be paid by the Compelled Sale Purchaser and the other terms and conditions of the Compelled Sale Transfer Offer. On or before ten (10) days prior to the Expected Closing Date, each of the Remaining Stockholders shall deliver to a representative of the Controlling Stockholders designated in the Compelled Sale Transfer Notice certificates representing the Restricted Shares held by such Remaining Stockholder, free and clear of any and all liens and encumbrances whatsoever, together with such other documents and instruments of transfer that the Compelled Sale Purchaser may reasonably request. The Remaining Stockholders also agree to otherwise cooperate with and execute and deliver such other documents as may be reasonably requested in connection with the transactions contemplated by the Compelled Sale Transfer Offer including, without limitation, documents containing representations and warranties as to title, power and authority and such other representations and warranties as are appropriate in transactions of this type.

         (c) If within one hundred twenty (120) days after the Expected Closing Date, the Controlling Stockholders have not completed the sale of all the relevant Restricted Shares (unless such failure is due to a Remaining Stockholders' failure to surrender for transfer his or its certificates), the Controlling Stockholders shall return to each of the Remaining Stockholders all certificates representing the Restricted Shares previously delivered by the Remaining Stockholders, and all the restrictions on Transfers contained in this Agreement with respect to the Shares of the Company shall again be in effect. Failure to complete the sale of all the Restricted Shares shall not be a breach of any Controlling Stockholder's obligations under this Agreement and shall not constitute a waiver of the rights of the Controlling Stockholders to again exercise their rights under this Section 3.8 at any time thereafter; provided, that the Controlling Stockholders may not exercise the rights under this Section
3.8 more than once in any 12 month period.

         (d) Immediately upon consummation of the sale of Restricted Shares of the Controlling Stockholders and Remaining Stockholders pursuant to this
Section 3.8, the Controlling Stockholders shall give notice thereof to the Remaining Stockholders, shall remit to each of the Remaining Stockholders the net sales proceeds of the Restricted Shares of such

Remaining Stockholders sold pursuant thereto (after deduction of a pro rata amount among all Stockholders of amounts placed in escrow, reasonable fees and expenses incurred in connection with the transaction and other appropriate deductions), and shall furnish such other evidence of the completion of such sale as may be reasonably requested by such Remaining Stockholders.

                  Notwithstanding anything to the contrary in this Section 3.8, if the sale of Restricted Shares pursuant to this Section 3.8 would qualify under the Company's Certificate of Incorporation as a "Liquidation Event" giving rise to the rights of holders of Preferred Stock to receive liquidation preferences, then the proceeds of the sale of Restricted Shares pursuant to this
Section 3.8 shall be allocated and remitted among the Restricted Investors participating in such sale in proportion to the preferential amounts each would be entitled to receive based on the relative liquidation preferences and priorities of their respective Restricted Shares (after deduction of a pro rata amount among all Stockholders of amounts placed in escrow, reasonable fees and expenses incurred in connection with the transaction and other appropriate deductions).

                                   ARTICLE IV

                                  MISCELLANEOUS

4.1.     REGULATORY FILINGS; BEST EFFORTS

         Each of the parties to this Agreement agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its best efforts to accomplish the following: (i) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) and the taking of its best efforts as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (iv) the execution, delivery and filing of any additional documents, instruments and certificates necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors will, if any takeover statute or similar Legal Requirement is or becomes applicable to this Agreement or the transactions contemplated by this Agreement, use its best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on this Agreement and the transactions contemplated hereby.

4.2.     AMENDMENT AND WAIVER

         Except as otherwise provided herein, no modification, amendment, termination or waiver of any provision of this Agreement shall be effective against the Company or the Investors unless such modification, amendment or waiver is approved in writing by the Company and the holders of sixty-six and two-thirds percent (66 2/3)% of the issued and outstanding shares of Preferred Stock; provided, that in addition to the foregoing, the prior written consent of
(a) the holders of at least sixty percent (60%) of the issued and outstanding shares of Series A Preferred will be required to modify, amend or waive any provision of Sections 1.1, 1.2 or 4.2(a) of this Agreement, (b) the holders of at least a majority of the issued and outstanding shares of Series B Preferred will be required to modify, amend or waive any provision of Sections 1.3 or 4.2(b) of this Agreement, (c) the holders of at least a majority of the issued and outstanding shares of Series C Preferred will be required to modify, amend or waive any provision of Sections 1.4 or 4.2(c) of this Agreement, and (d) the holders of at least sixty percent (60%) of the issued and outstanding Restricted Shares will be required to modify, amend or waive any provision of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.8 or 4.2(d) of this Agreement. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

4.3.     SEVERABILITY

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.4.     ENTIRE AGREEMENT

         Except as otherwise expressly set forth in this Agreement, the 2004 Purchase Agreement, the Conversion Agreement and the exhibits and schedules hereto and thereto embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior agreements or understandings by or among the parties, written or oral, which may have related to the subject matter hereof.

4.5.     SUCCESSORS AND ASSIGNS

         Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of, and be enforceable by, (a) the Company and its successors and assigns and (b) the holders of the Preferred Stock (including any Common Stock issued upon conversion of such Preferred Stock) and any subsequent holders of the Preferred Stock (including any Common Stock issued upon conversion of such Preferred Stock) and the respective successors and assigns of each of them, so long as they hold the Preferred Stock (including any Common Stock issued upon conversion of such Preferred Stock).

4.6.     COUNTERPARTS

         This Agreement may be executed in separate counterparts, including by facsimile copy, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

4.7.     NOTICES

         All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient accompanied by a certified or registered mailing. Such notices, demands or other communications will be sent to the address indicated below:

                  To the Company:

                  Halsey Drug Co., Inc.
                  695 N. Perryville Road
                  Rockford, Illinois 61107
                  Attn: President
                  Fax: 815-399-9710

                  If to the holders of Preferred Stock:

                  To the address provided
                  on the signature pages hereto

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any such notice, demand or communication shall be deemed to have been given (a) on the date of delivery, if delivered personally, (a) on the date of facsimile transmission, receipt confirmed, (c) one business day after delivery to a nationally recognized overnight courier service, if marked for next day delivery, or (d) five business days after the date of mailing, if mailed.

         Copies of any notice, demand or communication given the Company shall also be delivered to St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey, 07105-2249 Attn.: John P. Reilly, Esq., or such other address as may be directed.

4.8.     GOVERNING LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York wherein the terms of this Agreement were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

4.9.     JURISDICTION

         (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or United States Federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising our of or relating to this Agreement to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such United States Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any other jurisdiction.

         (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in relation to this Agreement to which it is a party in any such New York State or United States Federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

4.10.    WAIVER OF JURY TRIAL

         (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

4.11.    AGREEMENT REGARDING MANDATORY CONVERSION

         No party hereto shall take any action, including the voting its shares of the capital stock of the Company or the giving of any written consent, in furtherance of the mandatory conversion of the Preferred Stock pursuant to
Section 1(d)(1)(ii)(B) of the Charter Amendment unless such mandatory conversion has been approved by the holders of 75% of the Series A Preferred then held by Care Capital, Essex and Galen.

         IN WITNESS WHEREOF, the parties hereto have executed this Investors Rights Agreement as of the date first written above.

                                      HALSEY DRUG CO., INC.
                                      695 North Perryville Road
                                      Crimson Building #2
                                      Rockford, Illinois 61107

                                      __________________________________________
                                      By: Andrew D. Reddick
                                      Its: President and Chief Executive Officer

GALEN PARTNERS III, L.P.                   ORACLE STRATEGIC PARTNERS, L.P.
By: Claudius, L.L.C., General Partner      By: Oracle Strategic Capital L.L.C.,
610 Fifth Avenue, 5th Fl.                  General Partner
New York, New York  10019                  200 Greenwich Avenue
                                           3rd Floor
                                           Greenwich, Connecticut 06830

____________________________________       ____________________________________
By: Srini Conjeevaram                      By: Joel Liffmann
Its: General Partner                       Its: Authorized Agent

GALEN PARTNERS INTERNATIONAL, III, L.P.    CARE CAPITAL INVESTMENTS II, LP
By: Claudius, L.L.C., General Partner      By: Care Capital II, LLC, as general
610 Fifth Avenue, 5th Floor                partner
New York, New York  10020                  47 Hulfish St., Suite 310
                                           Princeton, NJ 08542

____________________________________
By: Srini Conjeevaram                      By:_________________________________
Its: General Partner                       Name:  David R. Ramsay
                                           Title: Authorized Signatory

GALEN EMPLOYEE FUND III, L.P.              ESSEX WOODLANDS HEALTH
By: Wesson Enterprises, Inc.               VENTURES V, L.P.
610 Fifth Avenue, 5th Floor                190 South LaSalle Street, Suite 2800
New York, New York 10020                   Chicago, IL 60603

____________________________________       ____________________________________
By: Bruce F. Wesson                        By: Immanuel Thangaraj
Its: General Partner                       Its: Managing Director

ALAN SMITH                                PATRICK COYNE
21 Bedlow Avenue                          800 Merion Square Road
Newport, Rhode Island  02840              Gladwyne, Pennsylvania 19035

____________________________________      ____________________________________

MICHAEL WEISBROT                          SUSAN WEISBROT
1136 Rock Creek Road                      1136 Rock Creek Road
Gladwyne, Pennsylvania  19035             Gladwyne, Pennsylvania  19035

____________________________________      ____________________________________
GREG WOOD                                 DENNIS ADAMS
1263 East Calavera Street                 120 Kynlyn Road
Altadena, CA 91001                        Radnor, Pennsylvania  19312

____________________________________      ____________________________________

STEFANIE HEITMEYER                        BERNARD SELZ
17759 Road, Route 66                      600 Fifth Avenue, 25th Floor
Fort Jennings, Ohio 45844                 New York, New York 10020

____________________________________      ____________________________________

PETER CLEMENS                             ROGER GRIGGS
c/o Halsey Drug Co., Inc.                 c/o Tom Jennings
695 North Perryville Rd.                  7300 Turfway Road
Crimson Building #2                       Suite 300
Rockford, Illinois  61107                 Florence, KY 41042

____________________________________      ____________________________________

VARSHA H. SHAH                            HEMANT K. SHAH
29 Chrissy Drive                          29 Chrissy Drive
Warren, New Jersey  07059                 Warren, New Jersey  07059
____________________________________      ____________________________________

VARSHA H. SHAH AS CUSTODIAN                VARSHA H. SHAH AS CUSTODIAN
FOR SACHIN H. SHAH                         FOR SUMEET H. SHAH
29 Chrissy Drive                           29 Chrissy Drive
Warren, New Jersey  07059                  Warren, New Jersey  07059

____________________________________       ____________________________________
By: Varshah H. Shah                        By: Varshah H. Shah
Its: Custodian                             Its: Custodian

MICHAEL RAINISCH                           ILENE RAINISCH
c/o Alvin Rainisch                         c/o Alvin Rainisch
300 Flower Lane                            300 Flower Lane
Morganville, New Jersey  07751             Morganville, New Jersey  07751

____________________________________       ____________________________________

KENNETH GIMBEL, IRA ACCOUNT                KENNETH GIMBEL
FBO KENNETH GIMBEL                         2455 Montgomery Avenue
2455 Montgomery Avenue                     Highland Park, Illinois  60035
Highland Park, Illinois  60035

____________________________________       ____________________________________
By: __________________________
Its: Trustee

JESSICA K. CLEMENS                         JAKE P. CLEMENS
C/o Halsey Drug Co., Inc.                  c/o Halsey Drug Co., Inc.
695 North Perryville Rd.                   695 North Perryville Rd.
Crimson Building #2                        Crimson Building #2
Rockford, Illinois  61107                  Rockford, Illinois  61107

____________________________________       ____________________________________


MICHAEL REICHER TRUST
c/o Halsey Drug Co., Inc.
695 North Perryville Rd.
Crimson Building #2
Rockford, Illinois  61107

____________________________________
By: Michael K. Reicher
Its: Trustee

PETER STIEGLITZ                           GEORGE E. BOUDREAU
RJ Palmer LLC                             222 Elbow Lane
156 West 56th Street, 5th Floor           Haverford, PA  19041
New York, New York 10019

____________________________________      ____________________________________

JOHN E. HEPPE, JR.
237 W. Montgomery Avenue
Haverford, Pennsylvania 19041

____________________________________

                                  SCHEDULE 3.1

                             CONVERTIBLE SECURITIES

                                       24